Exhibit (a)(2)
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
SPSU, LTD.
Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act (the “Act”), the undersigned Trustee executed this Certificate of Amendment.
1. Name. The name of the trust is SPSU, Ltd. (the “Trust”).
2. Amendment of Certificate. The Certificate of Trust of the Trust is hereby amended as follows:
The first Article of the Certificate of Trust is hereby amended to read as follows: “FIRST: The name of the statutory trust formed hereby is Pershing Square USA, Ltd.”
3. Effective Date. This Certificate of Amendment shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Nicholas A. Botta
Name:	Nicholas A. Botta
Title:	Trustee